     As filed with the Securities and Exchange Commission on June 3, 2002

                        Registration Statement No. 333-

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                           ------------------------

                                   FORM SB-2
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                   STEM CELL PRESERVATION TECHNOLOGIES, INC.
                (Name of Small Business Issuer in its Charter)
                           ________________________

          Delaware                         541990            11-3285111
          --------                        --------           ----------
 (State or jurisdiction of      (Primary Standard Industrial (I.R.S. Employer
 incorporation or organization) Classification Number)       Identification No.)

                           ________________________


                     3165 McMullen Booth Road, Building B
                             Clearwater, FL 33761
                                 727-723-0333
         (Address and telephone number of principal executive offices)

                           ________________________
                               Daniel D. Richard
                             Chairman of the Board
                   Stem Cell Preservation Technologies, Inc.
                     3165 McMullen Booth Road, Building B
                             Clearwater, FL  33761
                                 727-723-0333
           (Name, address and telephone number of agent for service)

                           ________________________
                                  Copies to:
                            Roxanne K. Beilly, Esq.
                             Atlas Pearlman, P.A.
                    350 East Las Olas Boulevard, Suite 1700
                        Fort Lauderdale, Florida 33309
                           Telephone: (954) 763-1200
                         Facsimile No. (954) 766-7800

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis under Rule 415 under the Securities Act of 1933, as amended, check the following box: [_]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the

Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

================================================================================

                        CALCULATION OF REGISTRATION FEE

================================================================================

Title of Each         Amount
Class of Securities   To Be          Offering Price                 Registration
To Be Registered      Registered     Per Security   Offering Price  Fee

--------------------------------------------------------------------------------

Common Stock, $.0001
Par value             8,273,647/(1)/     $2.00/(2)/   $16,547,294  $1,522.35

Total Amount Due                                                   $1,522.35

================================================================================

     (1) Shares of common stock of the registrant being distributed to shareholders of CRYO-CELL International, Inc.

     (2) Based upon the estimated fair market value of the registrant's common stock on May __, 2002 solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act of 1933, as amended.

     The registrant will amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting under Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold by the holders until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

                                  PROSPECTUS

                   Stem Cell Preservation Technologies, Inc.

                           Dividend Distribution of

                       8,273,647 Shares of Common Stock

This investment involves a high degree of risk. See "Risk Factors" beginning on Page 2.

     To the shareholders of CRYO-CELL INTERNATIONAL, INC. of record on August 31, 2001.

     The distribution is made on the basis of three shares of Stem Cell Preservation Technologies, Inc. common stock for every 4 shares of CRYO-CELL International, Inc. common stock held by the CRYO-CELL shareholders on the record date.

     There is currently no public market for Stem Cell's common stock.

     We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful. The information in this prospectus is current as of _____________, 2002.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is _____________2002

                               Table of Contents

                                                                            Page
Prospectus summary
Risk factors
Forward-looking statements
The distribution
Federal income tax consequences
Dividend policy
Managements' discussion and analysis of financial
 Condition and results of operations
Business
Management
Principal and selling shareholders
Description of securities
Certain market information
Legal matters
Experts
Index to financial statements                                                F-1

     When used herein, the terms "Stem Cell," "we," "our," and "us" refers to Stem Cell Preservation Technologies, Inc., a Delaware corporation. The information appearing on our web sites is not part of this prospectus.

     Effective August 31, 2001, we effectuated a 1,350:1 forward stock split of our issued and outstanding shares of common stock. All figures give effect to this forward stock split.

                              PROSPECTUS SUMMARY

The Company

          The Company was incorporated on December 14, 1993 in the State of Delaware. We are a development stage sales and marketing company which will facilitate the collection and cryopreservation of adult stem cells. Utilizing patented, state-of-the-art storage facilities developed and operated by CRYO-CELL International, Inc., formerly our parent company, we intend to offer a cost effective method for our clients to preserve stem cells today and position themselves to take advantage of tomorrow's potentially life saving medical breakthroughs. Our mission is to educate people of the benefits of autologous
(self) storage of peripheral blood stem cells for their future medical benefit for all members of an immediate family. Our target market is approximately 200 million adults and children in the U.S. Our principal executive offices are located at 3165 McMullen Booth Road, Bldg. B, Clearwater, Florida 33761. Our telephone number is (727) 450-8088, and our fiscal year end is November 30.

The Offering

Common stock to be issued           8,273,647 shares
          in the distribution

Common stock outstanding           13,301,500 shares
          before the offering

Common stock outstanding           13,301,500 shares
          after the offering

                            SUMMARY FINANCIAL DATA

          The following summary of our financial information has been derived from our consolidated financial statements that are included in this prospectus.

Statement of operations data:

                                    Three months ended               Fiscal years ended
                                       February 28                       November 30
                             -------------------------------      -------------------------
                                 2002               2001              2001         2000
                                       (unaudited)
Net sales                    $        -0-        $        -0-     $        -0-  $        -0-
Gross profit                          -0-                 -0-              -0-           -0-
Loss from operations             (30,616)                 -0-         (88,730)           -0-
Net loss                     $   (30,616)        $        -0-     $   (88,730)  $        -0-
Earnings (loss) per share    $        -0-        $        -0-     $        -0-  $        -0-
Weighted average common
   shares outstanding         13,151,333          12,500,000       12,614,250    12,500,000

Balance sheet data:

                             February 28, 2002     November 30, 2001
                             -----------------
                                (unaudited)

Current assets               $   289,959           $   100,466
Current liabilities          $   540,060           $   495,486
Working capital deficit      $  (250,101)          $  (395,020)
Total assets                 $   595,444           $   426,781
Long-term debt               $        -0-          $        -0-
Shareholder's equity         $    55,384           $   (68,705)

                                 RISK FACTORS

     WE HAVE LIMITED OPERATING HISTORY. WE ARE SUBJECT TO A NUMBER OF RISKS AS WE CONTINUE TO DEVELOP OUR BUSINESS. IF WE ARE UNSUCCESSFUL IN ADDRESSING THESE RISKS, OUR FUTURE RESULTS OF OPERATIONS WILL BE MATERIALLY ADVERSELY AFFECTED.

     We have limited operating history upon which an evaluation of management's performance and our future prospects can be made. Through November 30, 2001, we had sustained losses since inception of $88,730 and a working capital deficit of $395,020. Our ability to generate revenues is dependent upon a number of factors, including the viability of our business model. There can be no assurances whatsoever that we will be able to reduce our losses or successfully implement our business model, penetrate our target markets or attain a wide following for our products and services. We are subject to all the risks inherent in a start-up enterprise. Our prospects must be considered in light of the numerous risks, expenses, delays, problems and difficulties frequently encountered in the establishment of a new business.

     As a result of these conditions, our independent certified public accountants included an explanatory paragraph in their report dated April 23, 2002. Their report indicated that these conditions raised substantial doubt about our ability to continue as a going concern.

WE MAY NEED ADDITIONAL FINANCING WHICH WE MAY NOT BE ABLE TO OBTAIN ON ACCEPTABLE TERMS. IF WE ARE UNABLE TO RAISE ADDITIONAL CAPITAL AS NEEDED, THE FUTURE GROWTH OF OUR BUSINESS AND OPERATIONS WOULD BE SEVERELY LIMITED.

     Our plan of operations requires substantial capital investment. Our future capital requirements, however, depend on a number of factors, including our ability to generate revenues from our operations. Our ability to fully implement our plan of operation will depend upon our ability to raise additional capital, possibly through the issuance of long-term or short-term indebtedness or the issuance of our equity securities in private or public transactions.

     If we raise additional capital through the issuance of debt, this will result in increased interest expense. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of Stem Cell held by existing shareholders will be reduced and those shareholders may experience significant dilution. In addition, new securities may contain certain rights, preferences or privileges that are senior to those of our common stock. There can be no assurance that acceptable financing necessary to implement our plan of operation can be obtained on suitable terms, if at all. Our ability to develop our business would suffer if we are unable to raise the additional funds on acceptable terms which would have the effect of limiting our ability to increase our revenues or possibly attain profitable operations in the future.

OUR BUSINESS MODEL IS UNPROVEN

     There are significant risks associated with our decision to pursue a business model for which there is no proven technology or product efficacy. Our parent company considered these risks, including the need for significant funding for a new and unproven business and the negative impact it would have on CRYO-CELL's financial statements, in determining to undertake the distribution of our common stock. We cannot guarantee you that we will ever be successful in fully implementing our plan of operations in raising sufficient capital necessary to fund our operations or to ever establish any liquidity in our common stock.

     WE ARE DEPENDENT UPON THE DEVELOPMENT OF VIABLE TECHNOLOGIES BY THIRD PARTIES FOR THERAPIES UTILIZING ADULT STEM CELLS. IF THESE THERAPIES ARE NOT DEVELOPED, OR IF THERE IS SIGNIFICANT DELAY IN DEVELOPING VIABLE TECHNOLOGIES, OUR RESULTS OF OPERATIONS WILL BE ADVERSELY AFFECTED.

     Our success will depend on third parties developing technology for expanding stem cells as well as developing new therapies utilizing stem cells. These processes may take several years. There is no assurance that any new therapies using stem cells will be successfully developed. Any ability we may have to develop significant revenues will be adversely affected by the delays these third parties encounter in developing new therapies.

WE ARE DEPENDENT UPON THIRD PARTIES TO PROVIDE CRYOGENIC CELLULAR STORAGE FACILITIES.

     We have entered into a non-exclusive agreement with CRYO-CELL to provide us the facilities where we can store our clients' stem cell specimens. CRYO-CELL will also be utilizing these facilities to provide storage for its clients. We are dependent upon CRYO-CELL to both continue to make these facilities available to us and to operate these facilities. Any failure by CRYO-CELL to properly operate these facilities could expose us to litigation from our clients, and could otherwise materially and adversely affect our business, operations and future prospects.

     WE MAY BE UNABLE TO ESTABLISH MARKETING RELATIONSHIPS WITH THIRD PARTIES WHICH COULD ADVERSELY AFFECT OUR FUTURE PROSPECTS. WE MAY BE UNSUCCESSFUL IN EXPANDING OUR OPERATIONS THROUGH JOINT VENTURES OR STRATEGIC ALLIANCES WHICH COULD ADVERSELY AFFECT OUR FUTURE PROSPECTS.

          We intend to license to, or enter into strategic alliances with third parties to market stem-cell preservation. No assurances can be given that we will be successful in negotiating relationships with these yet to-be-identified third parties upon business terms which are favorable to us. Any failure on our part to establish favorable relationships will adversely affect our ability to generate revenues.

     OUR FUTURE SUCCESS DEPENDS ON OUR KEY PERSONNEL AND OUR ABILITY TO ATTRACT AND RETAIN QUALIFIED EMPLOYEES.

          We rely on our key management personnel. We are currently substantially dependent on the services of Daniel D. Richard, our Chairman of the Board and Ronald Richard, our Chief Executive Officer. Our strategic plan includes expanding our executive management team and instead retaining Mr. D. Richard as a consultant to the Company. We are not a party to any employment agreements. Accordingly, we cannot assure you that we may not lose the services of Mr. D. Richard or Mr. R. Richard or that we will enter into employment agreements with one or more individuals in the future, which could have a material, adverse affect on the implementation of our plan of operation, results of operations and future liquidity.

     IF THE FDA IMPOSES REQUIREMENTS ON OUR PROPOSED SERVICES, WE MAY NOT BE ABLE TO MARKET OUR PROPOSED SERVICES.

          The CCEL Storage Technology utilized by CRYO-CELL, and on which we are dependent, is a class II device and falls under the FDA regulations at 21 C.F.R.
(S) 864.9700 ("Blood Storage Refrigerator/Freezer"). Devices regulated under 21 C.F.R. (S) 864.9700 have been granted an exemption for the 510(k) notification requirements. To date, the FDA does not regulate banks that collect and store blood for private or family use. If the FDA were to decide to regulate our business, or revoke the exemption granted to blood store refrigerator/freezer devices, until such time as we or CRYO-CELL were to comply with then current FDA rules and regulations, it could negatively impact on our ability to market our services. Failure to comply with any new regulations could subject us to enforcement action. Adverse FDA action in the regulation of our services could significantly increase our expenses and limit our revenue and profitability potentials.

     WE MAY FAIL TO EFFECTIVELY COMPETE WITHIN OUR MARKET.

          Although we are not aware of any direct competitors involved in the commercial storage of adult peripheral blood stem cells for their own family's possible use, there is no assurance that a company or companies, having substantially greater capital, human resources and experience than Stem Cell, will not become a significant long-term competitor for us.

     WE MAY BE UNABLE TO MANAGE OUR GROWTH.

          Our anticipated future growth will place a significant strain on our managerial, operational and financial resources. To manage our growth, we must continue to implement and improve our managerial controls and procedures and operational and financial systems. In addition, our future success will depend on our ability to expand, train and manage our workforce. We cannot assure you that we have made adequate allowances for the costs and risks associated with this expansion, that our systems, procedures or controls will be adequate to support our operations, or that our management will be able to successfully offer and expand our services. If we are unable to manage our growth effectively, our business, results of operations and financial condition could be materially adversely affected.

     OUR COMMON STOCK MAY NOT HAVE A TRADING MARKET WHICH WILL MAKE RESALES OF THE STOCK MORE DIFFICULT.

          While we expect that our common stock will be included for quotation on the OTC Bulletin Board at some future date following the date of this prospectus, we cannot assure you that a public market will develop, or if one develops, that our shares of common stock will have any measure of liquidity. Even if a trading market develops, the actual trading value of our common stock, if any, is unclear, and will depend on many factors. Until an ordinary trading market develops, the market price for our common stock may fluctuate significantly. We recommend that you obtain current market quotations prior to deciding whether to invest in our common stock.

     CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING INFORMATION

          Some of the information in this prospectus may contain forward-looking statements. These statements can be identified by the use of forward-looking words such as "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss future expectations, contain projections of results of operations or financial condition or state other "forward-looking" information. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements in or incorporated by reference into this prospectus. The risk factors noted in this section and other factors noted throughout this prospectus or incorporated herein, including certain risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement.

     THE DISTRIBUTION

     Securities to be distributed

          The distribution is for a total of 8,273,647 shares of our common stock.

          These shares represent approximately 62.2% of our outstanding common stock. After the distribution, CRYO-CELL will own 3,226,353 shares (approximately 24%) of the outstanding shares of Stem Cell.

          No consideration will be paid by shareholders of CRYO-CELL, nor will they be required to surrender or exchange shares of CRYO-CELL's common stock or take any other action to receive shares of our common stock in the distribution.

          If you were a record owner of CRYO-CELL's common stock as of the record date of August 31, 2001, Stem Cell's common stock will be registered in book-entry form in the records of our transfer agent. After the date of this prospectus, we will deliver certificates to you, upon your written request. If you own your Stem Cell's common stock in street name, Stem Cell's common stock will be credited to your brokerage account. Contact your broker for more information.

          Stock certificates of affiliates of CRYO-CELL and Stem Cell's their officers, directors and principal shareholders will be legended in order to reflect restrictions on disposition required by securities laws, and appropriate stop-transfer instructions will be noted in respect to the shares with our transfer agent, Continental Stock Transfer & Trust Company.

     Distribution ratio

          CRYO-CELL shareholders participating in the distribution will receive three shares of our common stock for every four shares of CRYO-CELL.

     Record date

          The record date for the distribution was the close of business on August 31, 2001. A copy of this prospectus is being mailed to each CRYO-CELL shareholder of record as of the record date.

     Distribution date

          The distribution is expected to occur at the close of business on the distribution date, i.e., on or about _________________, 2002. On or about the distribution date, the distribution agent will commence mailing account statement reflecting ownership of shares of common stock to holders of CRYO-CELL's common stock as of the close of business on the record date.

     Distribution agent; and registrar

          Continental Stock Transfer & Trust Company will initially serve as the distribution agent for the distribution, who is also the transfer agent and registrar for our common stock. The address of Continental Stock Transfer & Trust Company is 2 Broadway, New York, New York 10004, and its telephone number is (212) 509-4000.

     Restrictions on Sales of the Stem Cell's Common Stock

          The shares of common stock of Stem Cell distributed to the shareholders of CRYO-CELL will have restrictions on the transferability and resale. The shareholders may sell one-third (1/3) of their shares upon the date of effectiveness of the Registration Statement of which this Prospectus forms a part, one-third (1/3) of their shares 12 months from the date of the effectiveness of the Registration Statement of which this Prospectus forms a part and the remaining one-third (1/3) in 24 months from the date of the effectiveness of the Registration Statement of which this Prospectus forms a part.

     Possible state restrictions on sales of the Stem Cell's common stock

          The distribution of our common stock and subsequent resales by our shareholders will be required to be undertaken in compliance with the laws of each jurisdiction in which these shareholders reside. Distribution of our shares of common stock will not be registered under the state securities laws of any jurisdiction in which the distribution is being made in reliance on exemptions provided under these laws. Shareholders receiving shares and desiring to resell or otherwise dispose of the shares and their broker-dealers will be required to establish the existence of a secondary trading exemption under the applicable state securities laws prior to any disposition. We recommend that shareholders provide these broker-dealers with a copy of this prospectus in conjunction with any contemplated sale of the shares of our common stock.

     Where you can find more information

          We have filed with the SEC a registration statement on Form SB-2 which can be read and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. This prospectus is part of that registration statement. Information about the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. The registration statement is also available to the public from commercial document retrieval services, or via EDGAR on the SEC's web site at www.sec.gov.
                                                          -----------

          Before the date of this prospectus we have not been required to file reports with the SEC under the Securities Exchange Act of 1934. Upon effectiveness of the registration statement, we will begin filing quarterly, annual and other reports with the SEC. These reports will be available from commercial document retrieval services or via EDGAR. We intend to furnish our shareholders with annual reports, which will include financial statements audited by independent accountants, and other periodic reports as we may choose to provide, or as we are required by law.

                        FEDERAL INCOME TAX CONSEQUENCES

          We believe that, although the distribution of our shares of common stock is referred to as a "spin-off" under federal securities laws, for federal income tax purposes it will be taxed as a dividend under Section 301 of the Internal Revenue Code. As a result, non-corporate shareholders could be required to report taxable gain or income based on the fair market value of our common shares on the date of distribution and corporate shareholders could be required to report taxable gain or income based on the lesser of the fair market value or the adjusted basis of our common shares on the date of the distribution. Since we will have minimal tangible assets and limited existing operations on the date of distribution, we believe that the fair market value of the shares on the record date will be limited for federal income tax purposes. Each shareholder may be required to report his or her allocable share of the fair market value as a taxable dividend. The shareholder's basis in our common shares received will be the taxable dividend realized on the distribution. We will send a statement at the end of the year to the shareholders advising how many shares the shareholder received as a dividend. Shareholders are encouraged to consult with their own tax advisors regarding their tax situation.

                                DIVIDEND POLICY

          We expect to retain all earnings generated by our operations for the development and growth of our business, and do not anticipate paying any cash dividends to our shareholders in the foreseeable future. The payment of future dividends on the common stock and the rate of the dividends, if any, will be determined by our board of directors in light of our earnings, financial condition, capital requirements and other factors.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Plan of Operation

          The following analysis of the consolidated results of operations and financial condition of Stem Cell should be read in conjunction with the consolidated financial statements included elsewhere in this prospectus.

          The spin-off will be effected by a distribution to participating CRYO-CELL shareholders of record at the close of business on August 31, 2001. For every four shares of CRYO-CELL's common stock held on the record date, the holder will receive three shares of Stem Cell's common stock resulting in the issuance of a total of 8,273,647 shares of common stock.

          For accounting purposes, we reported the distribution as a "reverse spin-off" under generally accepted accounting principles. The information contained in this prospectus indicates our results of operations and financial condition that would have been reported for the periods indicated had the distribution occurred on the first day of the periods discussed.

          Since inception through February 28, 2002, we have not generated any revenues.

          Marketing, general and administrative expenses, which include professional fees, travel and entertainment, insurance and other expenses, were $20,616 and $-0- for three months ended February 28, 2002 and 2001, respectively. The costs incurred in the current quarter are primarily attributable to management's efforts to develop the Company's business plan.

          Interest expense was $10,000 and $-0- for the three months ended February 28, 2002 and 2001, respectively. Interest expense is attributable to the $500,000 loan from an investor.

          As a result of these factors, we incurred a net loss of $30,616 or ($- 0-) per share for the three months ended February 28, 2002 as compared to $-0-or $-0- per share for the three months ended February 28, 2001.

Year ended November 30, 2001 compared to year ended November 30, 2000

          Marketing, general and administrative expenses aggregated $79,980 for the year ended November 30, 2001 with no costs incurred in the prior year. Prior to June 2001, we were inactive. Upon the CRYO-CELL Board of Directors' resolution to spin Stem Cell's shares of common stock off to its shareholders, management has incurred costs and expenses to develop our business plan of operation.

          Interest expense of $8,750 was incurred in 2001 relating to the $500,000 loan. The proceeds of the loan were used to pay marketing, general and administrative expenses and costs associated with the filing of this registration statement.

Liquidity and capital resources

          At February 28, 2002, we had shareholders' equity of $55,384, tangible net worth of $51,634 and a working capital deficiency of $250,101. Since our inception, we have incurred losses of approximately $119,346. Our costs and expenses had been funded by capital contributions and advances from our parent company of $39,160, from the sale of our promissory note for $500,000 and from the sale of common stock of $154,730. These funds were used for working capital and capital expenditures.

          We have no other material commitments of capital expenditures. Other than cash generated from our operations, we have no external sources of liquidity. We believe that we have sufficient liquidity to meet all of our cash requirements for the next 12 months and that increased marketing efforts will provide sufficient cash flows to meet our operating needs and grow our market share.

     Net cash used in operations during the three months ended February 28, 2002 was $20,616 as compared to $-0- in the comparable period in 2001. During the year ended November 30, 2001, cash used in operations was $77,830 with no cash used in operations in 2001. Cash was expended primarily for the development of our business plan.

                                   BUSINESS

We were formed in 1993 as a wholly-owned subsidiary of CRYO-CELL International, Inc. ("CRYO-CELL"), a publicly-traded company (Nasdaq: CCEL) which is engaged in cryogenic cellular storage and the design and development of cellular storage devices. In its early stages, CRYO-CELL principally was involved in the design and development of its cellular storage systems and in securing patents on those systems. As its systems reached commercial viability and patents were issued on several of those systems, CRYO-CELL turned its focus to the processing and cryopreservation of umbilical cord ("U Cord") blood stem cells for autologous/sibling use.

Because our target market is significantly larger and different than that of CRYO-CELL's, and to permit CRYO-CELL to focus exclusively on the development and expansion of its cord blood business, and because CRYO-CELL determined that it was appropriate to share aspects of its success with its shareholders, CRYO-CELL determined to issue a dividend to its shareholders of record as of August 31, 2001 (the "Record Date"), whereby each CRYO-CELL shareholder would receive three
(3) shares of our common stock (the "Dividend Shares") for every four (4) shares of CRYO-CELL common stock owned on the Record Date. That dividend will result in the distribution of 8,273,647 shares, or approximately 63% of our issued and outstanding common stock, to CRYO-CELL shareholders. After the distribution, CRYO-CELL will continue to own approximately 24.6% of our issued and outstanding capital stock.

On the Record Date, CRYO-CELL had approximately 429 shareholders. We intend to file a registration statement with the Securities and Exchange Commission to register the distribution of the Dividend Shares. The distribution will be effective on the date the SEC declares the registration statement effective. We do not know, however, when this registration statement will be declared effective. Upon effectiveness of the registration statement, we will become subject to the reporting requirements of the Securities Exchange Act of 1934, and thereafter will be required to file proxy statements and annual, quarterly and other reports with the SEC. At some future date after the registration statement is declared effective, we will seek to have our common stock approved for quotation on the OTC Bulletin Board or, if eligible, the Nasdaq SmallCap market. See "Risk Factors."

Our business model

     We are a development stage sales and marketing company. Our mission is to educate people as to the benefits of autologous, or "self" storage of peripheral blood stem cells for their possible future medical benefit for all members of an immediate family. The benefit to the donor is dependent on third parties developing technology for expanding stem cells as well as developing therapies utilizing stem cells.

     Stem Cells and Stem Cell Research

     Much has been said and written about the potential uses of "stem cells" in the research and treatment of a wide range of human diseases. In order to understand that information, though, it is helpful to have a basic understanding of what stem cells are. Stem cells are the building blocks of our blood and immune system. Stem cells traditionally have been defined as primordial cells which are not yet fully differentiated; that is, they have not yet been fully determined to be any particular type of cell or tissue. Stem cells are capable of continually reproducing themselves and serve to renew tissue throughout an individual's life. Stem cells vary in the extent to which they are "pre-programmed" to become certain types of cells or tissue. As such, it traditionally has been believed that certain cells have the ability to become all or many of the 210 different kinds of tissues in the human body, while others may be capable of becoming only certain types of cells or tissues in the body. This belief has come under increasing challenge as researchers have demonstrated that stem cells which initially were thought to have a more limited differentiation potential now can be "coaxed" to become a much wider range of cell types and tissues, including those from entirely different organ systems.

     Certain portions of the scientific community have focused their research on "embryonic" stem cells taken primarily from aborted embryos. It was believed that these "embryonic" stem cells were preferable to adult stem cells (which are collected from living infants, children and adults) because they had the potential to differentiate into a broader range of cell types, such as muscle, nerve, heart, and blood. Until recently, researchers thought that adult stem cells found, among other places, in the blood and lymph systems, had the potential to differentiate into a more limited number of other types of cells. As ethical and legal controversy threatens to cloud the future of embryonic stem cell research, however, some scientists have turned to adult stem cells to discover whether they may have a much broader potential than originally thought. Now, scientists are accumulating evidence--including a 1999 mouse study showing how brain stem cells transplanted into bone marrow could produce blood cells-- that adult stem cells may be capable of reprogramming themselves into a wider variety of other cell types.

     The position of the National Institutes of Health, as published in its NIH Fact Sheet on Human Pluripotent Stem Cell Research Guidelines (January 2001) is that there is enormous potential for research using adult stem cells and a growing body of evidence that these stem cells appear to be capable of developing into more different kinds of cells than first predicted.

     Reprogrammed adult neural stem cells can potentially generate a cornucopia of cell types-giving rise to cells in heart, liver, muscle, intestine and other tissues, according to a study released in 2000 by the American Association for the Advancement of Science. When adult neural stem cells from mice are grown with embryonic cells or within an embryo, the adult stem cells can revert to an unspecialized state and give rise to different cell lineages, according to the study. The research, completed by a team of Swedish scientists, adds to a growing body of data indicating that adult stem cells, like embryonic stem cells, may be more versatile than previously assumed.

     The news about breakthroughs in use of adult stem cells in research and treatment, as well as the speed with which new developments occur, has been impressive. Dr. Donald Orlic of the National Genome Research Institute told NBC News in late March 2001, "We are currently finding that these adult stem cells can function as well, perhaps even better than, embryonic stem cells." Consider the following:

     * As reported in the March 17, 2001 edition of Science, researchers at the University of Toronto and the Hospital for Sick Children have identified retinal stem cells in the adult mammalian eye, opening the door for retinal regeneration as a possible cure for damaged or diseased eyes.

     * Two studies in Nature Medicine reported that non-embryonic stem cells injected into rodents can transform themselves naturally into neurons and insert themselves into the brain, giving hope to persons with Parkinson's and other disorders. The cells were able to repair damage and restore mobility.

     * Molecular and Cellular Neuroscience reported that rats with degraded retinas were injected with non-embryonic stem cells that traveled to the site of damage, which then showed signs of making connections with the optic nerve and hence improve or even restore vision.

     Preservation of Adult Stem Cells

     Nearly 50 years ago researchers discovered that cells could be cryopreserved at extremely low temperatures and all cellular activity would cease until the specimens were thawed. Historically, cryopreservation was required for organ transplants, blood banks and medical research. Cryopreservation of stem cells involves the storage of the stem cells in liquid nitrogen or nitrogen vapor in a cryogenic environment at -130C to -196C. It is believed that under these conditions, cells can be stored indefinitely. After thawing, the cells can be reactivated and become viable. Thereafter, replication commences and the cells can become viable for use in transplantation for therapeutic purposes. These stem cells can be returned to the individual from whom they were taken (autologous) or donated to someone else (allogeneic).

     As the technology for the use of adult stem cells continues to evolve and expand, we believe the public's heightened awareness will increase the interest of the general public in the preservation of adult stem cells for future use. There are numerous firms working on stem cell expansion technology, and their progress is being regularly announced. Many leading universities, pharmaceutical companies and research firms are focusing their attention and billions of dollars in research funds to identify new therapies utilizing stem cell transplantation.

     We believe it is important to stress that while we wish to see the expansion and therapy development technology come to fruition as rapidly as possible, we are not a research company. We are engaged in the collection and storage of adult stem cells for potential future use. Thus, our clients may benefit regardless of which company first attains the scientific technologies of cellular expansion and development of new therapies for utilizing our clients' preserved stem cells.

Our market and services

     The most recent census showed that there were approximately 269 million adults and children living in the U.S. We have defined our target market as 200 million individuals, which excludes 4 million newborns and 65 million adults who may either be too old or infirm to utilize our storage services.

     While we recognize our clients will be dependent upon both the culmination of successful cellular expansion technology and the development of new therapies to utilize the expanded cells, we believe the increased awareness of our services coupled with their relative affordability will enable us to effectively market our cellular storage system. We intend to penetrate our target market by offering an affordable approach to preventive medicine. Our goal is to rapidly market our services and develop brand recognition for our company to take advantage of our early market entry.

     Unlike many businesses which have a geographically limited market for their products or services, we believe we can successfully market our cellular storage services nationwide. Indeed, our former parent company, CRYO-CELL, which is engaged in the collection and storage of stem cells from the umbilical cord blood of newborns, receives specimens from every state in the union.

     To increase the awareness for our services, we plan a multi-dimensional marketing approach utilizing both traditional (print and broadcast) and new media. Almost every day, evolving new technology is reported through print and broadcast media. Through nationwide television, newspapers, web site health organizations and other print and broadcast media, we believe we can capitalize on what we believe is an insatiable appetite for information on medical breakthroughs. We believe we can translate this information thirst into clients for our services.

     We plan to develop and utilize a web site to focus on the progress in stem cell research and therapies and the rapid strides being accomplished in cellular expansion. We have the right to use the following URLs:

     stemcellexpansion.com              stemcellusa.com
     stemcellgrowth.com and .net        stemcelleurope.com
     stemcellmedicine.com and .net      stemcellasia.com
     stemcellpreservation.com., .net and .org stemcellmexico.com
     stemcellregistry.com, .net and .org        stemcellcentralamerica.com
     stemcellupdate.com                       stemcellmission.com

     As part of our initial market penetration, we plan to approach major companies that provide employees with health insurance coverage. Because we believe these companies should have a greater interest in providing their employees with protection from a variety of long-term debilitating diseases, we believe many of these companies will be receptive to us providing our services to their employees, particularly in cases where the employee has a family history of cancer or a pre-disposition to genetic disease.

     We also intend to initially market our services to employees working in nuclear power plants, chemical factories and other "high risk" occupations who, by the nature of their occupation, should be concerned about the risk of contamination. We are currently exploring the possibility of utilizing bloodmobile units to take blood on-site from employees in these "high risk" fields.

     We also intend to offer our services to CRYO-CELL's existing client base which could exceed 50,000 parents and children in the family. Our services will also be offered on a continuing basis to newly enrolled CRYO-CELL clients. In addition, as we are in a similar business as CRYO-CELL, but with a different target market, we will seek to enter into co-op advertising programs with CRYO-CELL to lower our individual marketing costs.

     In the U.S., to date insurance companies have only covered cord blood preservation for families who have a history of cancer, leukemia and certain genetic disorders. While insurance coverage is generally not currently available in the U.S. for cryogenic adult stem cell preservation, we believe the market for preservation of adult stem cells, and insurance coverage therefor, will be expanded by the current focus on reducing prohibitive health care costs as medical technology continues to evolve, providing new uses for cryopreserved stem cells. In fact, some insurance companies in Europe already have begun to provide coverage for the storage services offered by CRYO-CELL Europe NV.

     The anticipated initial processing fee will be approximately $100 per specimen, with an annual fee for cryopreservation of a specimen of $90 (or less, for long-term storage). Annual fees will be fixed for specimens already in storage. The initial collection and processing fee was determined in accordance with our mission of providing affordable preservation services.

Revenue sharing agreements

     In addition to revenues generated from sales to customers, we intend to generate revenues from the sales of Revenue Sharing Agreements. Under these agreements, we intend to share future storage revenues with third parties who receive entitlements on storage spaces. These agreements can take considerable time to negotiate and finalize. Moreover, since such agreements may involve large infusions of revenues on intermittent bases, diverse swings in quarterly and annual revenues and earning may occur. We have not entered into any Revenue Sharing Agreements to date, and no assurances can be given that we will be successful in forming revenue sharing relationships.

Material agreements

     We have entered into an agreement to utilize on a non-exclusive basis the existing CCEL Cellular Storage System of CRYO-CELL as our storage facilities. These patented units make use of computers, robotics and bar code laser scanning identification technologies. The units are controlled by a computer system which robotically inserts vials in pre-selected storage areas inside the chamber. The stored material can be robotically inserted or retrieved by computer on an individual basis without all of the remaining specimens being exposed to ambient temperature. We believe these units are superior to other cryopreservation systems which are manually operated and can expose the laboratory technician to liquid nitrogen when inserting or retrieving specimens, and expose the remaining stored specimens to ambient temperatures whenever specimens are inserted or retrieved. CRYO-CELL currently has storage facilities in Clearwater, Florida, with a second repository being completed in Chicago. CRYO-CELL also plans a third storage facility to be located in the western U.S.

     Under the terms of this 10 year agreement with CRYO-CELL which was entered into in September 2001 and amended in October 2001, CRYO-CELL will perform the initial processing, testing, and collection of the specimens for our clients, and thereafter will store our client's specimens in a cryogenic environment at its facilities. For its services, we will pay,

*    the transportation costs of delivering the specimens to CRYO-CELL,

* an as yet undetermined initial processing fee which will be determined by computing the actual costs of labor and materials plus a 10% premium plus 50% of the remaining fee collected by us from our clients, and

* one-third of the annual primary storage fee of $75 paid to us by our clients with no entitlement to receive any secondary storage fees.

     So long as the fees are paid on a timely basis, the ownership of the specimens rests with our clients. At such time as the fees are not paid on a timely basis (by our clients or us), the ownership of the specimen's automatically transfers to CRYO-CELL. CRYO-CELL is required to maintain insurance on the storage facilities, and to bear the costs associated with the actual operation of the facilities, including the laboratory technicians and laboratory supplies. CRYO-CELL has agreed not to move the specimens to other facilities during the term of their storage.

     In addition, we have signed an agreement with Safti-Cell, Inc., a subsidiary of CRYO-CELL, which is building a cellular repository in a biomedical complex being developed in Sedona, Arizona. We have been advised by Safti-Cell that the plan calls for the construction of a state-of-the-art, fireproof, earthquake resistant facility offering a back-up storage location.

     In October 2001, we acquired a 1% equity interest in CRYO-CELL Europe, NV, in exchange for a $150,000 investment. CRYO-CELL Europe, NV currently has operations in Belgium, the Netherlands, the United Kingdom, Ireland, Germany, Austria, Switzerland and Italy, and will be expanding to France and Scandinavia in the near future.

     In October 2001, we also acquired a 2.19% equity interest in CRYO-CELL Italia, S.r.l. from CRYO-CELL Europe, NV in exchange for a $150,000 investment. According to CRYO-CELL Europe, NV, CRYO-CELL Italia S.r.l. has agreed to operate an umbilical cord blood bank in Italy. Under the terms of this agreement with CRYO-CELL Europe, NV, we have also acquired a 2.19% equity interest in an umbilical cord blood bank to be opened in the future in the Iberian Peninsula, including Spain and Portugal. CRYO-CELL Europe, NV also granted us a right of first refusal to purchase additional equity in CRYO-CELL Italia S.r.l., and agreed to transfer to us any other rights of first refusal granted to CRYO-CELL Europe, NV to purchase equity in CRYO-CELL Italia, S.r.l. Finally, CRYO-CELL Europe, NV has granted us anti-dilution protection for our interest in CRYO-CELL Italia, S.r.l.

Property

     At present, we sublease office space from CRYO-CELL at its offices in Clearwater, Florida. We believe that these facilities are adequate to meet our current requirements, although we anticipate that we will obtain additional or substitute space, as needed, with some of the proceeds of this Offering.

Competition

     We are not aware of any other companies with a similar business model (sales and marketing for the collection and cryopreservation of adult stem cells), though they may exist.

     Our business may be expected to compete with cell therapy companies. Those competitors that may arise may have greater name recognition and financial resources than we do. We believe that we will be able to compete with other companies in the cryopreservation industry by emphasizing the uniqueness and value of our services.

Intellectual property

     We have filed an application for a United States patent on our business relative to our marketing procedures. There can be no assurances, however, that the pending patent application will be issued as a patent or, if issued, that the patent will provide us with significant protection against competitors. In addition, we depend on the intellectual property rights of CRYO-CELL. CRYO-CELL has been granted several patents with respect to its cellular storage units. In January 2001, CRYO-CELL was informed that a patent for a "method and device for maintaining temperature integrity of cryogenically preserved biological samples" has been allowed by the United States Patent and Trademark Office. There are no assurances, however, that CRYO-CELL's technology does not and will not infringe on the proprietary rights or trade secrets of others or that third parties will not assert infringement claims, trade secret violations, competitive torts or other proprietary rights violations against CRYO-CELL in the future.

Special factors related to our industry and government regulation

     At present, there are no specific regulations or approvals required by or from the federal government or state agencies for marketing the services we offer. We are not aware of any proposed regulations that may have an effect on our business as a seller of cryopreservation services. We have been informed by CRYO-CELL that their CCEL Cellular Storage technology is a class II device that falls under the Food and Drug Administration's ("FDA") regulations, but has been granted an exemption from the 510(k) notification requirements.

     Failure to comply with applicable FDA requirements can result in fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, distribution, sales and marketing, or refusal of the FDA to grant clearance. We believe that CRYO-CELL is currently in compliance with such regulations and that they will not have a material impact on our operations.

Legal proceedings

     We are not a party to any legal proceedings.

Employees

     As of May 24, 2002, we employed three people, one of which is support staff, and two of which are management personnel. We believe our relations with our employees are generally good and we have no collective bargaining agreements with any labor unions.

                                   MANAGEMENT

     The following tables sets forth the names and ages of our directors and executive officers:

NAME                  AGE       POSITION

Daniel D. Richard     71        Chairman of the Board
Ronald Richard        46        Director and Chief Executive Officer
Charles Nyberg        71        Director and Secretary
Mercedes Walton       48        Director

     Daniel D. Richard, Chairman of the Board. Mr. Richard is the founder of the Company and has served as its Chief Executive Officer from inception through May 2002, and Director since inception. Mr. Richard is the founder and has served as Chairman of the Board and Chief Executive Officer of CRYO-CELL International, Inc. (NASDAQ: "CCEL"), an affiliate of the Company, since September 1989. Mr. Richard co-invented much of the cryogenic technology used by the Company and CCEL. In 1986, prior to founding CCEL, Mr. Richard was responsible for founding Marrow-Tech, Inc., a publicly traded company engaged in the field of cellular replication. From approximately 1953 until 1986, Mr. Richard was the President of Daniel Richard Consultants, Inc., a marketing firm which operated in 44 cities in the U.S. and throughout the world.

     Charles D. Nyberg, Treasurer, Secretary and Director. Mr. Nyberg has served as the Treasurer, Secretary and Director of the Company since June 1, 2001. Mr. Nyberg is a partner in Red Rock Partners, a partnership in the business of real estate investments, and has been since 1991. Mr. Nyberg has received a B.S. in Law and a J.D. from the University of Minnesota.

     Mercedes Walton, Director. Mrs. Walton has served as Director of the Company since June 1, 2001. Mrs. Walton is the President, Chairman and Chief Executive Officer of Ralston Hill Consulting, L.L.C., and has served in those capacities since September 2001. Mrs. Walton served as President and Chief Operating Officer of Applied Digital Solutions, Inc. (NASDAQ: "ADSX") from January 2001 to September 2001. From March 1996 until March 2000, Mrs. Walton was the Vice President of Corporate Strategy and Business Development for AT&T Corp. Mrs. Walton has served as a Director of Enhanced Media Distribution from 1999 to March 2000. Mrs. Walton has also served as a Director of Norstar, Inc. (NASDAQ: "NRRD") since 2000, and as a Director of CRYO-CELL International, Inc. ("NASDAQ: "CCEL"), an affiliate of the Company, since October 2000. Mrs. Walton received a Bachelor of Arts degree from Smith College, and Masters degrees from both Harvard University and Massachusetts Institute of Technology.

     Ronald B. Richard, Director and Chief Executive Officer. Mr. Richard has served as Director of the Company since June 1, 2001 and Chief Executive Officer since May 2002. Mr. Richard is a Director of CRYO-CELL International, Inc. (NASDAQ: "CCEL"), an affiliate of the Company, and has served in that capacity since January 2001. Mr. Richard was the Chief Operating Officer and managing partner of In-Q-Tel, Inc., a venture capital firm and has served in that capacity from February 2001 to May 2002. Mr. Richard was the President of Panasonic Strategic Ventures Company from July 1999 until February 2001. Mr. Richard was also the Vice President of e-Net Business Development of Matsushita Electric Corporation of America from July 1999 until February 2001. From April 1997 until July 1999, Mr. Richard was the President of Panasonic Home and Commercial Products Company. From January 1995 until March 1997, Mr. Richard was the Vice President of Planning, Technology, and Public Affairs, of Matsushita Electric Corporation of American. Mr. Richard received a Bachelor of Arts degree from Washington University (St. Louis), and a Masters degree from Johns Hopkins University.

     Daniel D. Richard and Ronald B. Richard are father and son.

All directors hold office until the next meeting of our shareholders and until their successors are elected and qualified. Officers hold office until the first meeting of directors following the meeting of shareholders and until their successors are elected and qualified subject to earlier removal by the board of directors.

Limitations on directors' liabilities

     Our articles of incorporation limits, to the maximum extent permitted under Delaware law, the personal liability of directors and officers for monetary damages for breach of their fiduciary duties as directors and officers, except in circumstances involving wrongful acts, for example a breach of the director's duty of loyalty or acts of omission which involve intentional misconduct or a knowing violation of law.

     Delaware law permits us to indemnify officers, directors or employees against expenses, including attorney's fees, judgments, fines and amounts paid in settlement in connection with legal proceedings if the officer, director or employee acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interest, and, with respect to any criminal act or proceeding, he had no reasonable cause to believe his conduct was unlawful. Indemnification is not permitted as to any matter as to which the person is adjudged to be liable unless, and only to the extent that, the court in which the action suit was brought upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses as the cost deems proper individuals who successfully defend this type of action are entitled to indemnification against expenses reasonably incurred in connection therewith.

     Our by-laws require us to indemnify directors and officers against, to the fullest extent permitted by law, liabilities which they may incur under the circumstances described in the preceding paragraph.

     We plan to maintain standard policies of insurance under which coverage is provided to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and to us with respect to payments which may be made by us to these officers and directors according to the above indemnification provision or otherwise as a matter of law.

     In addition, we plan to enter into indemnification agreements with our directors and executive officers. Under these agreements, we will indemnify each director and officer to the fullest extent permitted by law for any acts performed, or for failures to act, on our behalf or on behalf of another person or entity for which that director or officer is performing services at our request. We will not indemnify a director or officer for any breach of loyalty to us or our shareholders, or if the director or officer does not act in good faith or for acts involving intentional misconduct, or for acts of omissions described in the laws of Florida, or for any transaction for which the director or officer derives an improper benefit. We will indemnify for expenses related to indemnifiable events, and will pay for these expenses in advance. Our obligation to indemnify and to provide advances for expenses are subject to the approval of a review process with a reviewer to be determined by our board. The rights of directors and officers will not exclude any rights to indemnification otherwise available under law or under our certificate of incorporation.

Cash compensation

     The following table shows, for each of the years ended November 30, 2001 and 2000, none of our executive officers had annual compensation in excess of $100,000.

Summary Compensation Table

                             Fiscal                 Other Annual      LTIP      All Other
Name and Principal Position   Year   Salary  Bonus  Compensation   Options/(#)  Payouts Compensation
---------------------------   ----   ------  -----  ------------   ----------   --------------------
Daniel D. Richard             2000    $-0-      0         0             0           0             0
former Chief Executive        2001    $-0-      0         0             0           0             0
Officer (1)

___________________________

(1) Mr. Daniel D. Richard served as our Chief Executive Officer from our inception until May 2002.

Options grants in last fiscal year

     The following table sets forth information with respect to the grant of options to purchase shares of common stock during the fiscal year ended November 30, 2001 to each person named in the Summary Compensation Table.

                                            Percent of
                             Number of    Total Options/
                            Securities     SARs Granted
                            Underlying     To Employees   Exercise Or
                           Options/SARs     In Fiscal      Base Price
       Name                 Granted (#)        Year          ($/Sh)     Expiration Date
       ----                -------------  --------------  ------------  ---------------
Daniel D. Richard,
Chairman and former              -                -            -              -
Chief Executive Officer

                         Option Exercises and Holdings

          The following table contains information with respect to the exercise of options to purchase shares of common stock for the fiscal year ended November 30, 2001 to (i) our CEO and Chairman; and (ii) each of our executive officers who earned more than $100,000 during this period.

              Aggregated Option/SAR Exercises in Last Fiscal Year
                     and Fiscal Year-End Option/SAR Values


                                                  Number of
                                                 Securities        Value of
                                                 Underlying      Unexercised
                            Shares               Unexercised     In-The-Money
                           Acquired             Options/SARs     Options/SARs
                              On       Value    At FY-End (#)   At FY-End ($)
                           Exercise   Realized  Exercisable/     Exercisable/
       Name                  (#)        ($)    Unexercisable    Unexercisable
       ----                ---------  --------  -------------   --------------
Daniel D. Richard,
Chairman and former             -         -           -                -
Chief Executive Officer

              Long-Term Incentive Plans Awards in Last Fiscal Year

                              Number      Performance
                             of Shares      or Other     Estimated Future Payouts Under
                             Units or     Period Until     Non-Stock Price-Based Plans
                                                        ---------------------------------
                           Other Rights    Maturation    Threshold     Target    Maximum
       Name                     (#)        or Payout      ($or #)     ($or #)   ($ or #)
       ----                -------------  ------------  ------------  --------  ---------
Daniel D. Richard,
Chairman and former              -              -            -           -         -
Chief Executive Officer

Employment Agreements

We are not a party to any employment agreements.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     We are party to a 10 year agreement expiring in September 2011 with CRYO-CELL, our principal shareholder, under which CRYO-CELL will provide storage facilities for the cryopreservation of our clients' specimens. In addition, CRYO-CELL has indemnified us against any claims or actions resulting from the processing or storage of our clients' specimens, and we have indemnified CRYO-CELL against any actions or claims related to the transportation of the specimens to its facilities, among other items.

     Prior to the dividend distribution of our common stock to the shareholders of CRYO-CELL, CRYO-CELL owned 11,500,000 shares or approximately 86% of our issued and outstanding shares of common stock. Following the dividend distribution, CRYO-CELL will own 3,226,353 shares or approximately 24% of our issued and outstanding shares of common stock. In addition, Daniel D. Richard, our Chairman of the Board, is also Chairman of the Board, Chief Executive Officer and shareholder of CRYO-CELL. Ms. Mercedes Walton and Mr. Ronald B. Richard, Directors of Stem Cell, are also Directors and shareholders of CRYO-CELL.

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following table sets forth the beneficial ownership of our common stock by all shareholders that hold 5% or more of the outstanding shares of our common stock, each director and executive officer (i) immediately prior to the distribution assuming that CRYO-CELL was the owner of the shares of common stock to be distributed; and (ii) upon the distribution. Except as indicated, each shareholder named has sole voting and investment power for his, her or its shares. Unless otherwise stated, the address of each person set forth below is 3165 McMullen Booth Road, Building B, Clearwater, FL 33761.

                               Prior to distribution          After distribution
                               ---------------------          ------------------

Names and address of          No. of shares  Percentage   No. of shares  Percentage
Beneficial owner                  owned        owned         owned         owned
----------------                  -----        -----         -----         -----
Daniel D. Richard (2)            750,000        5.6%      1,589,944        11.9%

Ronald Richard (2)                25,000          *          35,500           *

Charles Nyberg                    25,000          *          65,500           *

Mercedes Walton (2)               25,000          *          29,500           *

CRYO-CELL International,      11,500,000       86.4%      3,226,353        24.2%
Inc. (2)(3)

All officers and directors
 as a group (four persons)       825,000        6.2%      1,720,444        12.9%

____________________
* represents less than 1%

(1) The dividend distribution is for a total of 8,273,647 shares ("Distribution Shares") of our common stock owned by CRYO-CELL International, Inc. Each record owner of the shares of common stock of CRYO-CELL International, Inc. ("CRYO-CELL Shares") as of the record date of August 31, 2001 will receive three Distribution Shares for every four CRYO-CELL Shares owned. These shares represent approximately 64.7% of our outstanding common stock. The distribution will be effective upon the effective date of the registration statement registering the Distribution Shares. The shares of common stock of Stem Cell to be distributed to the shareholders of CRYO-CELL will have restrictions on the transferability and resale. The shareholders may sell one-third (1/3) of their shares upon the date of effectiveness of the Registration Statement of which this Prospectus forms a part, one-third (1/3) of their shares in twelve (12) months from the date of effectiveness of the Registration Statement of which this Prospectus forms a part and the remaining one-third (1/3) in twenty-four (24) months from the date of effectiveness of the Registration Statement of which this Prospectus forms a part.

(2) Daniel D. Richard, Mercedes Walton and Ronald Richard are also directors and shareholders of CRYO-CELL International, Inc. Charles Nyberg is also a shareholder of CRYO-CELL International, Inc.

(3) CRYO-CELL International, Inc. maintains its principal offices at 3165 McMullen Booth Road, Building B, Clearwater, FL 33761.

     In general, a person is considered a beneficial owner of a security if that person has or shares the power to vote or direct the voting of the security, or the power to dispose of the security. A person is also considered to be a beneficial owner of any security of which the person has the right to acquire beneficial ownership within sixty (60) days.

                           DESCRIPTION OF SECURITIES

Common stock

     Our articles of incorporation authorizes us to issue up to 25,000,000 shares of common stock, par value $.0001 per share, of which 13,301,500 shares are issued and outstanding as of the date of this prospectus.

     Holders of common stock are entitled to receive dividends as may be declared by our board of directors from funds legally available for these dividends. Upon liquidation, holders of shares of common stock are entitled to a pro rata share in any distribution available to holders of common stock. The holders of common stock have one vote per share on each matter to be voted on by shareholders, but are not entitled to vote cumulatively. Holders of common stock have no preemptive rights. All of the outstanding shares of common stock are, and all of the shares of common stock to be issued in connection with this offering will be, validly issued, fully paid and non-assessable.

Preferred stock

     Our articles of incorporation authorizes our board of directors, without shareholder approval, to issue up to 2,000,000 shares of preferred stock, par value $.0001 per share, to establish one or more series of preferred stock and to determine, with respect to each of these series, their preferences, voting rights and other terms. As of the date hereof, no shares of preferred stock are outstanding.

     If issued, the preferred stock could adversely affect the voting power or other rights of our shareholders or be used, to discourage, delay or prevent a change in control, which could have the effect of discouraging bids for us and prevent shareholders from receiving maximum value for their shares. Although we have no present intention to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Transfer agent

     The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004.


                           CERTAIN MARKET INFORMATION

     There has been no market for our common stock prior to this offering. At best, only a limited market is expected to develop for our common stock.
Because of this limited market, the price of our common stock after the distribution may fluctuate widely. We expect our common stock to be traded on the OTC Bulleting Board and we cannot guarantee that a trading market for our common stock will develop or, if a market does develop, the depth of the trading market for the common stock or the prices at which the common stock will trade.

     As of the date of this prospectus, 13,301,500 shares of our common stock are outstanding. Of these shares, 5,027,853 shares will be "restricted securities," as this term is defined under the Securities Act, exclusive of the common stock to be distributed under the registration statement of which this prospectus is a part.

     In general, Rule 144 permits a shareholder who has beneficially owned restricted shares of for at least one year to sell without registration, within any three-month period, a number of shares not exceeding the greater of 1% of the then outstanding shares of common stock or, if the common stock is quoted on The Nasdaq Stock Market or an exchange, the average weekly trading volume over a defined period of time, assuming compliance by the issuer with the reporting requirements of Rule 144. If the restricted shares of common stock are held for at least two years by a person not affiliated with the issuer, in general, a person who is not an executive officer, director or principal shareholder of the issuer during the three-month period prior to resale, the restricted shares can be sold without any volume limitation. Any sales of shares by shareholders under Rule 144 may have a depressive effect on the price of an issuer's common stock.

Special considerations related to penny stocks

     Assuming a trading market for our common shares develops, we anticipate that for the immediate future our share will become subject to the penny stock rules under the Securities Exchange Act of 1934. We will continue to be subject to these rules until the price of our stock exceeds $5.00, or we maintain minimum tangible net worth of at least $2 million or average revenues of $6,000,000.

     The penny stock rules require broker-dealers to deliver standardized risk disclosure document prepared by the SEC prior to a transaction in a penny stock. This document provides information about penny stocks and the risks in the penny stock market. The broker-dealers must also provide the customer the following:

-    current bid and offer quotations for the penny stock,
- the compensation of the broker-dealer and its salesperson in the transaction, and

- monthly account statements showing the market value of each penny stock held in the customer's account

     The broker dealer must give the quotations and compensation information to the customer, orally or in writing, prior to completing the transaction. They must give this information to the customer, in writing, before or with the customer's confirmation.

     In addition, the penny stock rules require that, prior to a transaction in a penny stock, the broker and/or dealer must make a special written determination that the penny stock is a suitable investment for the purchaser. The broker and/or dealer must receive the purchaser's written agreement to the transaction. These disclosure requirements may reduce the level of purchases in our common stock and trading activity in the secondary market for our common stock. If our common stock becomes subject to the penny stock rules, it will be more difficult for you to sell the common stock. This may reduce the value of your shares.

                                 LEGAL MATTERS

     Atlas Pearlman, P.A., Fort Lauderdale, Florida, will opine as to the validity of the common stock offered by this prospectus and legal matters for us.

                                    EXPERTS

     The financial statements as of November 30, 2001 have been included in the registration statement in reliance upon the report of Weinick, Sanders, Leventhal & Co., LLP, independent certified public accountants, appearing in the registration statement, and upon the authority of this firm as experts in accounting and auditing.

                   Stem Cell Preservation Technologies, Inc.
                         (A Development Stage Company)

                               NOVEMBER 30, 2001



                                   I N D E X
                                   ---------

                                                                               Page No.
                                                                               --------
FINANCIAL STATEMENTS:

    Independent Accountants' Report ........................................      F-2

    Balance Sheets as at February 28, 2002 (Unaudited),
       November 30, 2001....................................................      F-3

    Comparative Statements of Operations
       Cumulative From December 1, 1999 to February 28, 2002,
       For the Three Months Ended February 28, 2002 and 2001 (Unaudited)
       And For the Years November 30, 2001 and 2000.........................      F-4

    Comparative Statements of Cash Flows
       Cumulative From December 1, 1999 to February 28, 2002,
       For the Three Months Ended February 28, 2002 and 2001 (Unaudited)
       And For the Years Ended November 30, 2001 and 2000...................      F-5

    Comparative Statements of Stockholders' Equity (Capital Deficiency)
       For the Three Months Ended February 28, 2002 and 2001 (Unaudited)
       For the Years Ended November 30, 2001 and 2000.......................      F-6

NOTES TO FINANCIAL STATEMENTS ..............................................  F-7 - F-11

             [LETTERHEAD OF WEINICK, SANDERS, LEVENTHAL & CO. LLP]

                        INDEPENDENT ACCOUNTANTS' REPORT
                        -------------------------------


To the Board of Directors
Stem Cell Preservation Technologies, Inc.

We have audited the accompanying balance sheet of Stem Cell Preservation Technologies, Inc. (A Development Stage Company) as of November 30, 2001, and the related statements of operations, stockholders' equity (capital deficiency) and cash flows for the years ended November 30, 2001 and 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Stem Cell Preservation Technologies, Inc. (A Development Stage Company) as of November 30, 2001, and the results of its operations and its cash flows for the years ended November 30, 2001 and 2000 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As disclosed in Note 1 to the financial statements, the Company has a working capital deficiency of $395,020 and a stockholders' capital deficiency of $68,705 at November 30, 2001 and as a development stage company has incurred losses since inception. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plan regarding those matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                        /s/ WEINICK SANDERS LEVENTHAL & CO., LLP


New York, N. Y.
April 23, 2002

                   STEM CELL PRESERVATION TECHNOLOGIES, INC.
                         (A Development Stage Company)

                                BALANCE SHEETS

                                                         February 28,      November 30,
                                                            2002              2001
                                                         ------------      ------------
                                                          (Unaudited)
Current assets:
  Cash and cash equivalents                               $ 289,959         $ 100,466
                                                          ---------         ---------

Property and equipment                                        1,735             1,735
                                                          ---------         ---------

Other assets:
  Deferred offering and finance costs                         3,750            24,580
  Investment in European affiliates                         300,000           300,000
                                                          ---------         ---------
        Total other assets                                  303,750           324,580
                                                          ---------         ---------

                                                          $ 595,444         $ 426,781
                                                          ---------         ---------

             LIABILITIES AND STOCKHOLDERS' EQUITY (CAPITAL DEFICIENCY)
             ---------------------------------------------------------

Current liabilities:
  Note payable - investment bank                          $ 500,000         $ 467,000
  Accrued interest                                           17,500             7,500
  Due to affiliates and related parties                      22,560            20,986
                                                          ---------         ---------
        Total current liabilities                           540,060           495,486
                                                          ---------         ---------

Stockholders' equity (capital deficiency):
  Preferred stock, $.0001 par value
    Authorized and unissued - 2,000,000 shares
  Common stock, $.0001 par value
    Authorized - 25,000,000 shares
    Issued and outstanding - 13,129,000 shares
      at February 28,2002 and 12,870,000 shares
      at November 30, 2001                                    1,313             1,287
    Additional paid-in capital                              417,017            20,213
    Stock subscriptions receivable                         (243,600)           (1,475)
    Accumulated deficit                                    (119,346)          (88,730)
                                                          ---------         ---------

        Total stockholders' equity (capital deficiency)      55,384           (68,705)
                                                          ---------         ---------

                                                          $ 595,444         $ 426,781
                                                          =========         =========

                      See notes to financial statements.

                   STEM CELL PRESERVATION TECHNOLOGIES, INC.
                         (A Development Stage Company)

                    COMPAPARATIVE STATEMENTS OF OPERATIONS

                                                 Cumulative From
                                                 December 1, 1999      For the Three Months Ended           For the Years Ended
                                                        to                    February 28,                     November 30,
                                                                    -------------------------------      -------------------------
                                                February 28, 2002      2002                 2001            2001            2000
                                                -----------------   ----------           ----------      ----------      ---------
                                                   (Unaudited)      (Unaudited)          (Unaudited)
Revenue                                          $          -     $          -         $          -    $          -   $          -
                                                 ------------     ------------         ------------    ------------   ------------

Expenses:
  Marketing, general and administrative               100,596           20,616                    -          79,980              -
  Interest                                             18,750           10,000                    -           8,750              -
                                                 ------------     ------------         ------------    ------------   ------------
Total expenses                                        119,346           30,616                    -          88,730              -
                                                 ------------     ------------         ------------    ------------   ------------
Net loss                                            ($119,346)        ($30,616)        $          -        ($88,730)             -
                                                 ============     ============         ============    ============   ============

Per share data:
  Loss per share - basic and diluted                                         -                    -           (0.01)             -
                                                                  ============         ============    ============   ============

Weighted average:
  Number of shares outstanding
    basic and diluted                                             $ 13,151,333           12,500,000    $ 12,614,250   $ 12,500,000
                                                                  ============         ============    ============   ============

                      See notes to financial statements.

                   STEM CELL PRESERVATION TECHNOLOGIES, INC.
                         (A Development Stage Company)
                     COMPARATIVE STATEMENTS OF CASH FLOWS


                                                   Cumulative From         For the Three Months Ended        For the Years Ended
                                                   December 1, 1999                February 28,                  November 30,
                                                          to               ----------------------------     ----------------------
                                                   February 28, 2002          2002             2001            2001        2000
                                                   -----------------       -----------      -----------     ---------    ---------
                                                     (Unaudited)           (Unaudited)      (Unaudited)
Cash flows from operating activities:
  Net loss                                            ($119,346)             ($30,616)        $     -        ($88,730)    $     -
  Adjustments to reconcile net loss to net           ----------             ---------         -------       ---------     -------
      cash used in operating activities:
    Issuance of common stock for
      interest and services rendered                      3,400                     -               -           3,400           -
    Increase in cash flows as a result of
        changes in liability account balances:
      Accrued interest                                   17,500                10,000               -           7,500           -
                                                     ----------             ---------         -------       ---------     -------
  Total adjustments                                      20,900                10,000               -          10,900           -
                                                     ----------             ---------         -------       ---------     -------
Net cash used in operating activities                   (98,446)              (20,616)              -         (77,830)          -
                                                     ----------             ---------         -------       ---------     -------
Cash flows from investing activities:
  Purchases of property and equipment                    (1,735)                    -               -          (1,735)          -
  Investment in European affiliates                    (300,000)                    -               -        (300,000)          -
                                                     ----------             ---------         -------       ---------     -------
Net cash used in investing activities                  (301,735)                    -               -        (301,735)          -
                                                     ----------             ---------         -------       ---------     -------
Cash flows from financing activities:
  Due to affiliates and related parties                  22,560                 1,574               -          20,986           -
  Private placement offering costs                      (53,830)              (33,000)              -         (20,830)          -
  Private placement financing costs                      (3,750)                                               (3,750)          -
  Shares issued through private placement
    net of $67,340 of offering costs                    207,060               207,060               -               -           -
  Stock subscription received                             1,475                 1,475               -               -           -
  Sale of common stock                                   16,625                     -               -          16,625           -
  Note payable - investment bank                        500,000                33,000               -         467,000           -
                                                     ----------             ---------         -------       ---------     -------
Net cash provided by financing activities               690,140               210,109               -         480,031           -
                                                     ----------             ---------         -------       ---------     -------
Net increase in cash and cash equivalents               289,959               189,493               -         100,466           -

Cash and cash equivalents at beginning of period              -               100,466               -               -           -
                                                     ----------             ---------         -------       ---------     -------
Cash and cash equivalents at end of period           $  289,959             $ 289,959         $     -       $ 100,466     $     -
                                                     ==========             =========         =======       =========     =======
Supplemental Disclosures of Cash Flow Information:
  Cash paid during the periods for:
    Interest                                          $  18,750             $  10,000         $     -       $   8,750     $     -
                                                      =========             =========         =======       =========     =======
    Income taxes                                      $       -             $       -         $     -       $       -     $    -
                                                      =========             =========         =======       =========     =======

                      See notes to financial statements.

                   STEM CELL PRESERVATION TECHNOLOGIES, INC.
                         (A Development Stage Company)

            STATEMENT OF STOCKHOLDERS' EQUITY (CAPITAL DEFICIENCY)
                FOR THE YEARS ENDED NOVEMBER 30, 2001 AND 2000,
     AND FOR THE PERIOD DECEMBER 1, 1999 TO FEBRUARY 28, 2002 (UNAUDITED)

                                                                                                     Deficit
                                                                                                   Accumulated        Total
                                                   Common Stock        Additional     Stock        During the     Stockholders'
                                              -----------------------    Paid-In   Subscriptions   Development   Equity (Capital
                                                Shares         Amount    Capital    Receivable        Stage        Deficiency)
                                              ----------       ------   --------   -----------     ------------  -------------
Balance November 30, 2000 and 1999,
  reflective of the 1,350 for 1 stock
  split and reduction in par value
  of common stock from $.01 to $.0001
  per share on September 13, 2001             12,500,000       $1,250   $ 15,350         ($500)        $     -          $ 16,100

Shares purchased                                  75,000            7      1,493        (1,475)                               25
Shares issued for interest
  and services rendered                          295,000           30      3,370             -               -             3,400
Subscriptions receivable                                                                   500                               500
Net loss                                               -            -          -             -         (88,730)          (88,730)
                                              ----------       ------   --------     ---------        --------          --------
Balance at November 30, 2001                  12,870,000        1,287     20,213        (1,475)        (88,730)          (68,705)

Shares issued through private
  placement, net of deferred
  offering costs of $121,170                     259,000           26    396,804             -               -           396,830

Subscriptions receivable                               -            -          -      (242,125)              -          (242,125)
Net loss                                               -            -          -             -         (30,616)          (30,616)
                                              ----------       ------   --------     ---------        --------          --------
Balance at February 28, 2002 (Unaudited)      13,129,000       $1,313   $417,017     ($243,600)      ($119,346)         $ 55,384
                                              ==========       ======   ========     =========        ========          ========

                      See notes to financial statements.

                   STEM CELL PRESERVATION TECHNOLOGIES, INC.
                         (A Development Stage Company)

                         NOTES TO FINANCIAL STATEMENTS

                               NOVEMBER 30, 2001


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.

         (a) Description of Business:

                    The Company was incorporated in Delaware on December 14, 1993 as CCEL Expension Technologies, Inc. and was inactive. On January 26, 1994 the Company changed its named to CCEL Expansion Technologies, Inc. and on August 21, 2001 changed the name to its present form. Until June 1, 2001 the Company was inactive when it began devoting all its efforts to establishing the Company as a development stage sales and marketing company which facilitates the collection and cryopreservation of adult stem cells. The Company will utilize storage facilities developed and operated by its parent company, Cryo-Cell International, Inc.

         (b) Going Concern:

                    The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company has sustained losses since inception as a development stage company of $88,730 through November 30, 2001. The accompanying financial statements reflect a working capital deficiency of $395,020 and a stockholders' capital deficiency of $68,705 at November 30, 2001. The Company's source of funds have been the proceeds from the sale of its common stock, its lines of credit and loans from affiliates.

                    The financial statements as at February 28, 2002 and 2001 cumulative from December 1, 1999 to February 28, 2002 and for the three months ended February 28, 2002 and 2001 have not been audited. In the opinion of management, the unaudited financial statements reflect all adjustments and accruals, necessary to present fairly the financial position of the Company as at February 28, 2002 and 2001 and the results of its operations, changes in stockholders' equity and cash flows for the three months then ended. The results for the three months ended February 28, 2002 are not necessarily indicative of the results to be expected for the full year.

         (c) Use of Estimates:

                    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

         (d) Revenue Recognition:

               Through November 30, 2001 and for the three months ended February 28, 2002 (Unaudited), the Company did not have revenues as the Company is in the development stage.

         (e) Concentrations of Credit Risk:

               Financial instruments that potentially subject the Company to concentrations of credit risk are principally cash and cash equivalent accounts in financial institutions, which may exceed the Federal Depository Insurance limit. The Company places its cash with high quality financial institutions and believes it is not exposed to any significant credit risk.

         (f) Cash and Cash Equivalents:

               Cash and cash equivalents consist of highly liquid investments with a maturity date at acquisition of three months or less.

         (g) Deferred Offering Costs:

               Costs incurred in connection with a private placement offering have been deferred and will be offset against the proceeds from the sale of stock. For the three months ended February 28, 2002 $20,830 has been offset against the proceeds from private placement issuance of stock.

         (h) Long-Lived Assets:

               Long lived assets and identifiable intangibles to be held and used are reviewed for impairment whenever events or changes in circumtances indicate that the carrying amount may not be recoverable as prescribed under Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of "("SFAS 121"). Impairment is measured by comparing the carrying value of the long-lived asset to the estimated undiscounted future cash flows expected to result from uses of the assets and their eventual disposition. At November 30, 2001 and February 28, 2002, the carrying values of the Company's other assets and liabilities approximated their estimated fair values.

         (i) Recently Issued Accounting Pronouncements:

               June 2001, the FASB issued SFAS No. 141, "Business Combinations", and SFAS No. 142, "Goodwill and Other Assets". Under these new standards, all acquisitions subsequent to June 30, 2001 must be accounted for under the purchases method of accounting, and purchased goodwill is no longer amortized over its useful life. Rather, goodwill will be subject to a periodic impairment test based upon its fair value.

               In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations" (SFAS 143). SFAS 143 establishes accounting standards for recognition and measurement of a liability for the costs of retiring an asset retirement obligations. Under SFAS 143, the costs of retiring an asset will be recorded as a liability when the retirement obligation arises, and will be amortized to expenses over the life of the asset.

               In October 2001, FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". This pronouncement addresses financial accounting for the impairment or disposal of long-lived assets or discontinued operations.

               The Company believes the adoption of these pronouncements will not have a material impact on the Company.

         (j) Income (Loss) Per Common Share:

               The Company adopted the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128") which requires the disclosure of basic and diluted earnings per common share for all periods presented. Basic and diluted earnings per share are calculated based on the weighted average number of common shares outstanding during the period. Diluted earnings per share also give effect to the dilutive effect of stock options and warrants (calculated based on the treasury stock method). The Company does not present diluted earnings per share, as the effect of potentially dilutive shares from stock is antidilutive. As a result, adoption of SFAS 128 has not affected the basic and diluted losses per common share reported in any period.

NOTE 2 - INVESTMENTS IN EUROPEAN AFFILIATES.

               In October 2001 the Company acquired a 1% interest in CRYO-CELL Europe N V (CRYOC) for $150,000. The Company also acquired from CRYOC a 2.19% interest in CRYO-CELL Italia, S.r.l. (Italia) for $150,000. The Company accounts for both investments at cost.

NOTE 3 - ACCRUED INTEREST.

               Accrued interest arises from unpaid interest at 8% on the note payable to an investment bank.

NOTE  4 - INCOME TAXES.

                   The Company has no provisions for current or deferred taxes for the year ended November 30, 2001 and 2000 and for the three months ended February 28, 2002 and 2001. A reconciliation of the statutory income tax effective rate to actual provision shown in the financial statements at November 30, 2001 is as follows:


                             Cumulative From           For the Three Months Ended                  For the Years Ended
                             December 1, 1999                  February 28,                            November 30,
                                   to              -------------------------------------   -------------------------------------
                             February 28, 2002            2002                2001                2001                2000
                            -------------------    ------------------   ----------------   -----------------    ----------------
                               (Unaudited)           (Unaudited)         (Unaudited)
                                            %                     %                  %                   %                   %
                                          -----                 -----              -----               -----               =====
Loss before income taxes     ($119,346)             ($30,616)           $      -            ($88,730)           $     -
                            ----------             ---------            --------           ---------            =======
Computed tax benefit
  at statutory rate           ($40,577)   (34.0)    ($10,409)   (34.0)  $      -       -    ($30,168)  (34.0)   $     -        -

Net operating loss
  valuation reserve             40,577     34.0       10,409     34.0          -       -      30,168    34.0          -        -
                            ----------    -----    ---------    -----   --------   -----   ---------   -----    -------    -----
Total tax benefits          $        -        -    $       -        -   $      -       -   $       -       -    $     -        -
                            ----------    -----    ---------    -----   --------   -----   ---------   -----    -------    =====

NOTE  5 - COMMON STOCK.

                   Cryo-Cell International, Inc. (CCEL) initially purchased 100% of the authorized shares of the Company for $500, which totaled 10,000 common shares with a par value of $0.01. On August 20, 2001 the Company amended the certificate of incorporation. The Company increased the number of shares authorized to 2,000,000 preferred shares having a par value of $0.0001 and 25,000,000 common shares with a par value of $0.0001. The Board of Directors of the Cryo-Cell International, Inc. declared a dividend payable in shares of the Company's common stock on July 25, 2001. The Company's shareholders are to receive three (3) shares of the Company's common stock for every four (4) shares of CCEL's common stock the Company's shareholders own as of record on August 31, 2001. An independent appraisal valued the Company as of August 31, 2001 at $62,500 or less than $0.01 per share, as adjusted, for the September 2001 forward split of 1,350 to 1. The Board of Directors of CCEL on August 21, 2001 reserved 1,000,000 of the Company's common shares (as adjusted for the September 2001 forward split) that CCEL would own after the dividend is paid for the purpose of incentives for the recruiting of and rewarding of key Company executives. The Company cancelled and retired these shares. As of November 30, 2001, three officers and directors of the Company had received stock grants of 25,000 common shares each under this plan and 925,000 common shares are available for future issuance. The fair value of the shares granted was $1,500, of which $25 was received in 2001 and the balance of the stock subscriptions receivable was received by February 28,2002.

                   CCEL's Board on August 29, 2001 granted options to purchase an aggregate of 850,000 common shares of the Company at $0.02 per share to four officers of CCEL. The grant price was in excess of the fair value of the shares at the date of grant. Three of the officers exercised their options for 805,000 common shares and at November 30, 2001, an option to the CCEL's former President was not exercised. The Board of Directors of CCEL also authorized the issuance of 195,000 shares of its common stock of the Company to Saneron CCEL Therapeutics, Inc.

                  In July 2001, the Company entered into a financing agreement with Financial Holdings and Investments Corp. (FHIC) whereby the Company borrowed $500,000 of which $467,000 has been received as of November 30, 2001 as evidenced by an 8% interest bearing note payable no later than thirteen months from the date of the note provided the Company shall repay $300,000 of the principal if and when the Company realizes $1,500,000 from the sale of its securities. FHIC's subsidiary is the placement agent for the sale of the Company's securities. The Company agreed to issue FHIC 250,000 (as per May 22, 2002 amendment below shares reduced to 150,000) of its common shares, as adjusted for the September 2001 forward split, as additional compensation. The Company's counsel also received 45,000 common shares for its legal services. Both issuances of shares were valued at their fair value of $3,400 and reflected in accompanying financial statements as deferred financing costs. The Company used $300,000 of the proceeds received as payment for its investments in Cryo-Cell Europe NV and Cryo-Cell Italia, S.r.l. Of the 12,870,000 issued and outstanding common shares of the Company at November 30, 2001, CCEL owned 11,500,000 (89.4%) shares. Upon the payment of the dividend, the CCEL will own approximately 3,200,000 (24.9%)shares of the Company.

                  On November 1, 2001, the Company offered for sale 1,250,000 shares of its common stock at $2.00 per share in a private placement offering through a placement agent, Newbridge Securities Corporation - a subsidiary of FHIC. The placement agent is to receive a commission of 10% of the gross proceeds from the offering and a non-accountable expense reimbursement of 3% of the gross sale proceeds. The Placement Agent originally was to receive warrants to acquire 25,900 common shares exercisable at $2.20 per share. As per the May 22, 2002 debt conversion agreement (See below), the warrant issuance was cancelled in exchange for the issuance of 22,500 common shares. The number of shares purchasable under these warrants is equal to 10% of the shares sold under the private offering. The number of shares sold under the offering may be increased to 2,500,000. The offering period originally terminated on December 31, 2001 but was extended until February 28, 2002. By the closing of the offering on February 28, 2002, accredited investors subscribed for 259,000 common shares at $2.00 per share for a total of $518,000. $207,060 was received by February 28, 2002 and $243,600 of stock subscriptions receivable was received in March 2002. Offering costs amounted to $121,170 of which $67,340 was deducted from the proceeds, $33,000 was paid in the three months ended February 28, 2002 and $20,830 was deferred at November 30, 2001.

                  On May 22, 2002, FHIC agreed to convert the $500,000 note and accrued interest thereon into 250,000 shares of the Company's common stock and was paid an incentive fee of $20,000 to convert the note into the common shares. The conversion agreement also required FHIC to reduce the 250,000 shares of the Company's common stock received as additional compensation under the original terms of the July 2001 financing agreement to 150,000 shares in full satisfaction.

No dealer, sales representative or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the company or any of the underwriters. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of any offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information set forth herein is correct as of any time subsequent to the date hereof.

Until _________, 2002 (90 days after the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This delivery requirement is in addition to the obligations of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               TABLE OF CONTENTS

                                                                      Page
                                                                      ----
Prospectus summary .................................................
Risk factors .......................................................
Forward-looking statements .........................................
The distribution ...................................................
Federal income tax consequences ....................................
Dividend policy ....................................................
Managements' discussion and analysis of
financial condition and results of operations ......................
Business ...........................................................
Management .........................................................
Principal and selling shareholders .................................
Description of securities ..........................................
Certain market information .........................................
Legal matters ......................................................
Experts ............................................................
Index to financial statements ......................................   F-1

                           __________________ SHARES

                                   STEM CELL

                                 COMMON STOCK



                                  PROSPECTUS



                            ________________, 2002

PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     We are incorporated in Delaware. Under Section 145 of the General Corporation Law of the State of Delaware, a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any action, suit or proceeding. Our Certificate of Incorporation and the By-Laws provide for indemnification of directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware.

     The General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director for any breach of the director's duty of loyalty to the corporation or its stockholders; for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the General Corporation Law of the State of Delaware; or for any transaction from which the director derived an improper personal benefit. Our Certificate of Incorporation contains such a provision.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 as amended may be permitted to directors, officers and controlling persons of Stem Cell pursuant to any charter provision, by-law, contract, arrangement, statute or otherwise, Stem Cell has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses to be incurred in connection with the distribution of the securities made hereby. Stem Cell is responsible for the payment of all expenses in connection with the distribution.


     Registration fee under              $ 1,522.35*
     Blue Sky filing fees and expenses        1,000*
     Printing and engraving expenses         10,000*
     Legal fees and expenses                 25,000*
     Accounting fees and expenses            15,000*
     Miscellaneous                            1,000*
                                         ----------

     Total                               $53,522.35
                                         ----------
*Estimated

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

     In June 2001, Stem Cell issued 10,000 shares of its common stock to CRYO-CELL International, its parent company, for a nominal consideration as part of the organization of Stem Cell. CRYO-CELL International was an accredited investor. The transaction was exempt under Section 4(2) of the Securities Act of 1933, as amended. Thereafter, in preparation for the spin off of the shares covered by this Registration Statement to the shareholders of CRYO-CELL International, Stem Cell undertook a forward split of 1,350 for each share of common stock of Stem Cell. After the forward stock split, CRYO-CELL International owned 13,500,000 shares.

     In August and September 2001, Stem Cell issued an aggregate of 45,000 shares of common stock in exchange for professional legal services provided by Atlas Pearlman, P.A. Inasmuch as the law firm is an accredited investor, and had sufficient financial resources and the ability to ascertain appropriate information relevant to Stem Cell, the transaction was exempt from registration under Section 4(2) of the Securities Act and/or the rules and regulations thereunder.

     In August 2001, Stem Cell issued 75,000 shares of common stock at $.0.02 per share to three (3) members of the board of directors. Inasmuch as each of the members of management were sophisticated and had access to relevant information concerning Stem Cell, the transaction was exempt from registration under Section 4(2) of the Securities Act.

     In August 2001, Stem Cell issued a $500,000 principal amount promissory note and agreed to issue 250,000 shares of common stock (as per the May 2002 amendment, shares were reduced to 150,000 shares) to one entity investor, in consideration of $500,000 in cash. The promissory note was convertible into shares of our common stock at $2.00 per share. In May 2002, the entity investor converted the promissory note into 250,000 shares of our common stock at $2.00 per share, and Stem Cell issued 150,000 shares of common stock in consideration of the $500,000 loan. The investor (a) had a pre-existing relationship with us;
(b) had access to business and financial information concerning us; (c) was afforded the opportunity to ask questions of our management concerning our operations and the terms of the offering; and (d) had such knowledge and experience in business and financial matters that it was able to evaluate the risks and merits of an investment. Therefore, the investor was "sophisticated" within the meaning of Federal securities laws. The certificates evidencing the shares which were issued contained a legend restricting their transferability absent registration under the Securities Act or the availability of an applicable exemption therefrom. The issuance of these securities was exempt from the registration requirements of the Securities Act by reason of Section 4(2) and/or the rules and regulations thereunder including Rule 506 of Regulation D.

     Between November 1, 2001 and February 28, 2002, Stem Cell issued an aggregate of 259,000 shares of common stock, for an aggregate purchase price of $518,000. These securities were sold to 28 persons, each of whom we had reasonable grounds to believe was an accredited investor. Each of the investors
(a) had access to business and financial information concerning us; (b) was afforded the opportunity to ask questions of our management concerning our operations and the terms of the offering; (c) represented that it was acquiring the securities for investment purposes only and not with a view toward distribution or resale except in compliance with applicable securities laws; and (d) had such knowledge and experience in business and financial matters that it was able to evaluate the risks and merits of an investment. Furthermore, each investor represented that they were an accredited investor within the meaning of Federal securities laws. In connection with this transaction, we paid $67,340 and issued 22,500 shares of common stock as compensation to the placement agent. In addition, the certificates evidencing all of the shares which were issued contained a legend restricting their transferability absent registration under the Securities Act or the availability of an applicable exemption therefrom. The issuance of these securities was exempt from the registration requirements of the Securities Act by reason of
Section 4(2) and/or the rules and regulations thereunder including Rule 506 of Regulation D.


ITEM 27.  EXHIBITS.

EXHIBITS       DESCRIPTION OF DOCUMENT

3.1       Certificate of Incorporation of CCEL Expension Technologies, Inc.
3.2 Certificate of Correction of Certificate of Incorporation of CCEL Expension Technologies, Inc.
3.3 Amended and Restated Certificate of Incorporation of CCEL Expansion Technologies, Inc.
3.4 Certificate of Amendment to the Certificate of Incorporation of Stem Cell Preservation Technologies, Inc.
3.5       By-Laws of Stem Cell Preservation Technologies, Inc.
5.0 Opinion of Atlas Pearlman, P.A. as to the validity of the securities being registered
10.1 Agreement between CYRO-CELL International, Inc. and Stem Cell Preservation Technologies, Inc.
23.1      Consent of Weinick, Sanders, Leventhal & Co., LLP
23.2      Consent of Atlas Pearlman, P.A. is included in Exhibit 5

ITEM 28.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement which includes any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (d) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's Annual Report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officer, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURE

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Clearwater, FL on May 31, 2002.

                                    STEM CELL PRESERVATION TECHNOLOGIES, INC.


                                    By: /s/ Daniel D. Richard
                                        ----------------------------------------
                                        Daniel D. Richard, Chairman of the Board

     Pursuant to the requirements of the Securities Act of 1933, this amendment to the Form SB-2 registration statement has been signed by the following persons in the capacities and on the dates indicated.

        SIGNATURE                      TITLE                           DATE
        ---------                      -----                           ----


/s/ Daniel D. Richard         Director, Chief Financial           May 31, 2002
----------------------------  Officer and Principal
Daniel D. Richard, Director   Accounting Officer


/s/ Ronald B. Richard         Director and Chief and              June 3, 2002
----------------------------  Principal Executive Officer
Ronald B. Richard, Director


/s/ Charles D. Nyberg         Director                            May 31, 2002
----------------------------
Charles D. Nyberg, Director


/s/ Mercedes Walton           Director                            May 31, 2002
----------------------------
Mercedes Walton, Director

INDEX TO EXHIBITS


EXHIBITS  DESCRIPTION OF DOCUMENT

3.1       Certificate of Incorporation of CCEL Expension Technologies, Inc.
3.2 Certificate of Correction of Certificate of Incorporation of CCEL Expension Technologies, Inc.
3.3 Amended and Restated Certificate of Incorporation of CCEL Expansion Technologies, Inc.
3.4 Certificate of Amendment to the Certificate of Incorporation of Stem Cell Preservation Technologies, Inc.
3.5       By-Laws of Stem Cell Preservation Technologies, Inc.
5.0 Opinion of Atlas Pearlman, P.A. as to the validity of the securities being registered
10.1 Agreement between CYRO-CELL International, Inc. and Stem Cell Preservation Technologies, Inc.
23.1      Consent of Weinick, Sanders, Leventhal & Co., LLP
23.2      Consent of Atlas Pearlman, P.A. is included in Exhibit 5